      As filed with the Securities and Exchange Commission on June 26, 2002
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3D
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            THORNBURG MORTGAGE, INC.
             (Exact name of registrant as specified in its charter)
                        150 Washington Avenue, Suite 302
                           Santa Fe, New Mexico 87501
                                 (505) 989-1900
    (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

              MARYLAND                                       85-0404134
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                       Identification No.)

                               Larry A. Goldstone
                      President and Chief Operating Officer
                            Thornburg Mortgage, Inc.
                        150 Washington Avenue, Suite 302
                           Santa Fe, New Mexico 87501
                                 (505) 989-1900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Michael B. Jeffers
                           Jeffers, Shaff & Falk, LLP
                       18881 Von Karman Avenue, Suite 1400
                            Irvine, California 92612
  Approximate date of commencement of proposed sale to the public: as soon as effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                           CALCULATION OF REGISTRATION FEE
----------------  ------------  ------------------  ---------------------  --------------------
                                  Proposed Maximum     Proposed Maximum
Title Of Shares   Amount To Be     Offering Price         Aggregate             Amount Of
To Be Registered   Registered       Per Share (1)      Offering Price (1)  Registration Fee (2)
----------------  ------------  ------------------  ---------------------  --------------------
Common Stock        8,000,000          $20.04            $160,320,000          $14,749.44
----------------  ------------  ------------------  ---------------------  --------------------

     (1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on June 24, 2002.
     (2) Pursuant to Rule 429 under the Securities Act, the Prospectus included herein also relates to 1,316,677 shares of Common Stock previously registered for sale by the registrant pursuant to the Registration Statement on Form S-3D, filed on April 14, 1998, File No. 333-50041(the "Prior Registration Statement"). The amount of filing fees associated with such shares registered pursuant to the Prior Registration Statement (calculated at the fee in effect at the time of filing of the Prior Registration Statement) is approximately $5,741 and was paid at the time of filing of the Prior Registration Statement.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONSTITUTING A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO SECURITIES OF THORNBURG MORTGAGE, INC. REGISTERED PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3D (FILE NO. 333-50041).

Prospectus
----------
                            THORNBURG MORTGAGE, INC.
                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN

                        9,316,677 SHARES OF COMMON STOCK

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Thornburg Mortgage, Inc. provides existing shareholders of both our common stock ("Common Stock") and our Series A 9.68% Cumulative Convertible Preferred Stock ("Preferred Stock") (collectively, the "Company Stock") and interested new investors with a convenient and cost effective method to purchase shares of our Common Stock. Existing shareholders of Company Stock ("Shareholders") may purchase additional shares of Common Stock by reinvesting cash dividends received on all or a portion of their holdings of Company Stock or by making monthly optional cash purchases of Common Stock ("Optional Cash Purchases"). Interested investors who are not currently Shareholders may make initial cash purchases of Common Stock ("Initial Cash Purchases"). The aggregate number of shares of Common Stock that may be purchased and issued through Optional Cash Purchases and Initial Cash Purchases (collectively, "Cash Purchases") is 4,300,000 shares. The price to be paid for each share of Common Stock purchased directly from us under the Plan will be a price equal to the market price of Common Stock as described herein less a discount ranging from 0% to 5%. The price of the shares of Common Stock purchased on the open market will be a price equal to the market price of Common Stock as described herein without any discount.

     This prospectus relates to the offer and sale of 9,316,677 authorized but unissued shares of Common Stock under the Plan, including 1,316,677 shares of Common Stock that were previously registered but not sold, of which not more than 4,300,000 may be issued through Cash Purchases. Participants in the Plan should retain this prospectus for future reference. Our Common Stock and Preferred Stock are listed on the New York Stock Exchange (the "NYSE") under the symbols "TMA" and "TMA-PrA," respectively.

     Plan Highlights:

     -    Any registered Shareholder may elect to participate in the Plan.

     - Full or partial dividend reinvestment options, and optional monthly cash purchases, for Shareholders.

     - Interested investors who are not currently Shareholders may make initial cash purchases of Common Stock.

     - A discount ranging from 0% to 5% and no commissions charged on shares purchased directly from us.

     - No commissions or brokerage fees on shares purchased in the open market unless in excess of 5%.

     - Certificate safekeeping in book entry form at American Stock Transfer & Trust Company, the Plan's administrator, at no charge to participant.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations not contained in this prospectus regarding us or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                  The date of this prospectus is June 26, 2002.

                                TABLE OF CONTENTS
                                -----------------

THE COMPANY ..................................................................1
DESCRIPTION OF PLAN ..........................................................2
FEDERAL INCOME TAX CONSIDERATIONS ...........................................10
PLAN OF DISTRIBUTION ........................................................11
USE OF PROCEEDS .............................................................11
INDEMNIFICATION .............................................................12
LIMITATION OF LIABILITY .....................................................12
LEGAL OPINION ...............................................................12
EXPERTS .....................................................................12
WHERE YOU CAN FIND MORE INFORMATION .........................................12
INCORPORATION OF DOCUMENTS BY REFERENCE .....................................13
SCHEDULE A ..................................................................14

                                   THE COMPANY

     We are a mortgage origination and acquisition company that primarily invests in adjustable and variable-rate mortgage ("ARM") assets comprised of ARM securities and ARM loans, thereby providing capital to the single-family residential housing market. ARM securities represent interests in pools of ARM loans, which often include guarantees or other credit enhancements against losses from loan defaults. While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We use our equity capital and borrowed funds to invest in ARM assets and seek to generate income for our shareholders based on the difference between the interest income on our ARM assets portfolio and the cost of our borrowings. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust ("REIT") and therefore generally pass through substantially all of our earnings to Shareholders without paying federal or state income tax at the corporate level.

     Thornburg Mortgage Home Loans, Inc. ("TMHL"), our wholly-owned subsidiary, conducts our mortgage loan acquisition and origination activities and also services mortgage loans that it acquires and originates. Through TMHL, we acquire or originate single-family residential mortgage loans through three channels: (i) bulk acquisitions, which involve acquiring pools of whole loans which are originated using the seller's guidelines and underwriting criteria;
(ii) correspondent lending, which involves acquiring loans from correspondent lenders or other loan originators who originate the individual loans using our underwriting criteria and guidelines; and (iii) direct retail mortgage loan originations. The ARM loans that TMHL acquires from third parties and that it originates are intended to be securitized and then held in our portfolio as high quality securitized assets. When used as collateral for borrowing funds, the high quality securitized assets reduce our overall borrowing costs and improve our access to financing. As a service to our customers, we also originate 15-year and 30-year fixed rate mortgage loans, which we then will sell to third party investors. To facilitate our securitization and financing of loans, two special purpose subsidiaries of TMHL have been created: Thornburg Mortgage Funding Corporation II and Thornburg Mortgage Acceptance Corporation II. TMHL, Thornburg Mortgage Funding Corporation II and Thornburg Mortgage Acceptance Corporation II operate as qualified REIT subsidiaries.

     Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900. Unless the context otherwise requires, all references to "we," "us" or the "Company" in this prospectus refer to Thornburg Mortgage, Inc. and its subsidiaries.

                               DESCRIPTION OF PLAN

     The following, in question and answer form, describes the Plan. Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of Company Stock, if and when declared by our Board of Directors.

1.   What is the purpose of the Plan?

     The Plan provides Shareholders with a convenient and economical way to purchase shares of Common Stock by reinvesting the cash dividends paid on all or a portion of their holdings of Company Stock in additional shares of Common Stock. Shareholders may also invest funds in Common Stock through Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month (except in cases covered by a Request for Waiver, as discussed in Question 10). Persons who are not currently Shareholders may make Initial Cash Purchases of not less than $500 and not more than $10,000 (except in cases covered by a Request for Waiver) to purchase shares of Common Stock under the Plan. The Plan is intended to benefit long-term investors who want to increase their investment in our Common Stock.

2.   Who will administer the Plan?

     American Stock Transfer & Trust Company (the "Administrator") administers the Plan. As the agent for participants in the Plan ("Participants"), the Administrator will establish an account for each Participant and will send each Participant a statement of his or her account confirming any transaction and the resulting share balance in the account, as well as quarterly statements containing year-to-date summaries of the account. The Administrator also performs other duties related to the Plan, including the safekeeping of shares purchased for Participants. See Question 13. The Administrator also acts as the dividend disbursing agent, transfer agent and registrar for Company Stock.

3.   What options are available under the Plan?

     If you are a Shareholder and elect to participate in the Plan, you may have cash dividends on all or a portion of your shares of Company Stock automatically reinvested in Common Stock. See Question 8. You may also make Cash Purchases to purchase Common Stock, subject to a minimum investment of $100 per month (minimum initial investment of $500 for new investors) and a maximum investment of $10,000 per month. See Question 9. We may permit Cash Purchases in greater amounts, at our sole discretion. See Question 10.

     Shares of Common Stock may be purchased directly from us or, at our election, in the open market or in privately negotiated transactions. We may establish a discount ranging from 0% to 5% below the relevant market price for shares purchased directly from us under the Plan. Any discount that we may establish with respect to Cash Purchases of $10,000 or less per month may differ from any discount that we may establish with respect to the reinvestment of dividends. We may change or discontinue any discount rate that we may establish, from time to time at our sole discretion, without prior notice to Participants, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. We may establish a different discount ranging from 0% to 5% (the "Waiver Discount") with respect to shares purchased from us for Cash Purchases exceeding $10,000 per month that we have approved pursuant to a Request for Waiver. We may also, without prior notice to Participants, change our determination that shares of Common Stock will be purchased by the Administrator directly from us or in the open market. We will not offer a discount on shares purchased under the Plan in the open market or in privately negotiated transactions.

4.   What are the advantages and disadvantages of the Plan?

     The primary advantages of participating in the Plan are as follows:

     - You may automatically reinvest cash dividends on all or a portion of your holdings of Company Stock in additional shares of Common Stock.

     - You may also invest in shares of Common Stock by making Cash Purchases, subject to a minimum and maximum amount. You may make Cash Purchases by check, money order, wire transfer or electronic funds transfer from a pre-designated bank account. You may make Cash Purchases occasionally or at regular intervals. You may make Cash Purchases even if you do not elect to participate in the Plan's dividend reinvestment option. You may make Cash Purchases whether you currently own Company Stock or are a new investor.

     - Shares of Common Stock purchased directly from us under the Plan will be issued without a sales commission and may be issued at a discount rate from the relevant market price. If the shares of Common Stock are purchased in the open market, we will pay brokerage fees or commissions of up to 5% of the purchase price of the shares of Common Stock. Participants will pay any fees or commissions in excess of 5%. No discount will apply to open market purchases or to privately negotiated purchases of Common Stock.

     - Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of Common Stock, unless you specify otherwise.

     - You may direct the Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person.

     - The Plan offers a "share safekeeping" service that allows you to deposit your Company Stock certificates with the Administrator at no cost and to have your ownership of Common Stock purchased under the Plan maintained on the Administrator's records in uncertificated form as part of your Plan account, if you so desire.

     - You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

     The primary disadvantages of participating in the Plan are as follows:

     - Your investment in shares of Common Stock purchased under the Plan is not different from any investment in shares that you hold directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

     - If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of Common Stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See "Federal Income Tax Considerations."

     - You will have limited control over the specific timing of purchases and sales of Common Stock under the Plan. Because the Administrator must receive funds for a Cash Purchase prior to the actual purchase date of the Common Stock, your investments may be exposed to changes in market conditions.

     - We may, in our sole discretion, without prior notice, change our determination as to whether shares of Common Stock will be purchased by the Administrator directly from us or through open market or privately negotiated purchases. No discount rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases. We may also, without prior notice, lower or eliminate any discount rate that we have established for shares to be purchased directly from us for future investment periods. As a result, you will be unable to depend on the availability of a market discount for shares acquired under the Plan.

     - No interest will be paid on funds that the Administrator holds pending investment or that may ultimately be returned to you. See Questions 9 and 11.

     - The purchase price for shares of Common Stock purchased under the Plan may exceed the price of acquiring shares of Common Stock on the open market at any given time on the actual purchase date.

5.   Who is eligible to participate?

     If you are a registered holder of shares of Company Stock meaning that the shares are registered in your name on the Company's stock transfer books, you may participate immediately by completing the Authorization Form which will appoint the Administrator as your agent and which will direct us to pay to the Administrator cash dividends on all or a specified number of shares of Company Stock that you own or that are credited to your Plan account. The Authorization Form directs the Administrator to purchase on the relevant date of reinvestment of dividends (the "Dividend Reinvestment Date") additional shares of Common Stock with such dividends. The Authorization Form also directs the Administrator to purchase on the relevant date of investment of the Cash Purchases (the "Cash Purchase Investment Date") additional shares of Common Stock for any Cash Purchases that you choose to make, subject to a minimum investment of $100 per month (minimum initial investment of $500 for new investors) and a maximum investment of $10,000 per month. The anticipated Dividend Reinvestment Dates and Cash Purchase Investment Dates for the remainder of 2002 through 2004 are set forth on Schedule A. The Administrator will continue to automatically reinvest all subsequent dividends on shares that are held in your Plan account unless you specify otherwise by contacting the Administrator, you withdraw from the Plan, or the Plan is terminated.

     If you are a beneficial holder of shares of Company Stock, meaning that your shares are registered in a name other than your name (for example, if they are held through a brokerage account or by a bank or other nominee), you should either (i) direct your broker, bank or other nominee in whose name your shares are held to transfer some or all of the Company Stock into your own name or (ii) arrange with your broker, bank or other nominee to participate in the Plan on your behalf.

     If you do not currently own any shares of Company Stock, you can participate by making an Initial Cash Purchase through the Plan directly or if you wish to purchase through a broker, bank or other nominee, have your broker, bank or nominee contact the Administrator for instructions on how to participate on your behalf.

6. What is the source of shares of Common Stock to be purchased under the Plan?

     All dividends reinvested through the Plan and all funds for Cash Purchases will be used to purchase shares of Common Stock directly from us or at our election, in the open market or in private negotiated transactions. We may change our determination regarding the source of shares to be purchased at any time without notice to Participants. Shares purchased directly from us will consist of authorized but unissued shares of Common Stock.

7.   At what price will shares of Common Stock be purchased?

     With respect to dividend reinvestment purchases:

     o If the shares are purchased directly from us, the purchase price will be the average of the high and low sales prices quoted on the NYSE on the Dividend Reinvestment Date, subject to any discount rate (ranging from 0% to 5%) as we shall determine in our sole discretion. No sales commissions will apply to such shares.

     o If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be 100% of the weighted average of the actual prices paid for all the shares of Common Stock purchased in connection with such purchases, without any discount. We will pay any brokerage fees or sales commissions in connection with such purchases up to 5% of the purchase price of the shares. Participants will pay any fees or commissions in excess of 5%.

     With respect to Cash Purchases of $10,000 or less:

     o If the shares are purchased directly from us, the purchase price will be the average of the high and low sales prices quoted on the NYSE on the Cash Purchase Investment Date, subject to any discount rate (ranging from 0% to 5%) as we shall determine in our sole discretion. No sales commissions will apply to such shares.

     o If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be 100% of the weighted average of the actual prices paid for all the shares of Common Stock purchased in connection with such purchases, without any discount. We will pay any brokerage fees or sales commissions in connection with such purchases up to 5% of the purchase price of the shares. Participants will pay any fees or fees or commissions in excess of 5%.

     With respect to Cash Purchases in excess of $10,000 made pursuant to a Request for Waiver:

     o If the shares are purchased directly from us, the purchase price will be the average of the high and low sales prices quoted on the NYSE for each trading day during the applicable pricing period, subject to any Waiver Discount as we shall determine in our sole discretion. No sales commissions will apply to such shares.

     o If the shares are purchased in the open market or in privately negotiated transactions, the purchase price will be 100% of the weighted average of the actual prices paid for all the shares of Common Stock purchased in connection with such purchases, without any discount. We will pay any brokerage fees or sales commissions in connection with such purchases up to 5% of the purchase price of the shares. Participants will pay any fees or commissions in excess of 5%.

8.   How do I reinvest dividends?

     You can choose to reinvest the cash dividends paid on all or a portion of the shares of Company Stock that you own or that are credited to your Plan account in additional shares of Common Stock, as explained below. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no limitation on the amount of dividends that you may reinvest. In order to begin participating, the Administrator must receive your Authorization Form on or before the second calendar day prior to the record date established for a particular dividend in order for funds to be invested on the Dividend Reinvestment Date relating to that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately two weeks. A schedule of the anticipated record dates for dividend payments for the remainder of 2002 through 2004 is set forth on Schedule A, subject to change in our sole discretion. If the Administrator does not receive your form in the time period described above, reinvestment will begin on the Dividend Reinvestment Date immediately following the next record date.

     If you elect to reinvest your dividends, you must choose one of the following options when completing the Authorization Form.

     Full Dividend Reinvestment. You may purchase shares of Common Stock by reinvesting cash dividends received on all shares of Company Stock that you own and that are registered in the Plan under your name or are credited to your Plan account.

     Partial Dividend Reinvestment. You may purchase shares of Common Stock by reinvesting cash dividends received on a specified number of shares of Company Stock that you own and that are registered in the Plan under your name or are credited to your Plan account. You will continue to receive cash dividends on the remainder of the shares of Company Stock that you own and that are not registered in the Plan.

     You may change your investment options at any time by submitting a new Authorization Form to the Administrator.

9.   How do I make a Cash Purchase?

     If you already own shares of Company Stock and participate in the Plan, you can send the Administrator a check or money order for Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month. If you do not already own shares of Company Stock, you can send the Administrator a completed Authorization Form and a check or money order for an Initial Cash Purchase of not less than $500 and not more than $10,000. You may also make Cash Purchases by wire transfer or electronic funds transfer from a pre-designated bank account. Cash Purchases may not exceed $10,000, unless we approve a Request for Waiver in writing. Please see Question 10 regarding our criteria for granting a Request for Waiver.

     In order for funds to be invested on the next immediate Cash Purchase Investment Date, you must submit to the Administrator by the designated cash purchase due date (the "Cash Purchase Due Date") a completed Authorization Form (if you are not already enrolled as a Participant); and (ii) a check, money order, wire transfer or electronic funds transfer from a bank account that you designate, although we may, in our sole discretion, accept such funds after the Cash Purchase Due Date. Funds must clear before the related Cash Purchase Investment Date. Wire transfers may be used only if the Administrator verbally approves them in advance. You may call the Administrator toll-free at (877) 366-6442 for instructions relating to wire transfers and electronic funds transfers. Checks or money orders should be made payable to "American Stock Transfer & Trust Company - TMA Dividend Reinvestment and Stock Purchase Plan." If you submit funds for a Cash Purchase after the Cash Purchase Due Date, the Administrator will hold it until the next immediate Cash Purchase Investment Date, unless you otherwise instruct the Administrator. If you decide to not make a Cash Purchase after you have submitted funds to the Administrator, you may make a written request to the Administrator no later than two business days prior to the Cash Purchase Investment Date and funds for a timely Cash Purchase not already invested under the Plan will be canceled or returned to you as soon as practicable. However, in the latter event, the Administrator will not refund a check or money order until the Administrator has actually received the funds. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on funds that the Administrator holds pending investment or return to the Participant. The Cash Purchase Due Dates for the remainder of 2002 through 2004 are set forth on Schedule A.

     After you have submitted an initial Authorization Form, you do not need to submit additional Authorization Forms. You may choose to make Cash Purchases monthly or periodically and you may make Cash Purchases even if you do not participate in the dividend reinvestment option of the Plan.

     At our sole discretion, we may aggregate all Plan accounts that we believe to be under the common control or management of a Participant for purposes of determining applicable investment limitations. We may also aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. In the event that we determine such aggregation would exceed the limits that we have established for investment under the Plan, the Administrator will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

10.  How do I make Cash Purchases over the maximum monthly amount?

     Cash Purchases in excess of $10,000 per month may be made only pursuant to a Request for Waiver that we have approved in writing and only if we have decided to consider granting Requests for Waiver in any given month. The Request for Waiver should specify the proposed investment amount, the proposed pricing period and the proposed investment date(s). We must receive a Request for Waiver at our corporate address, or via facsimile at (505) 989-8156, no later than 2:00 p.m. eastern standard time on the second business day prior to the first day of the proposed pricing period. We anticipate that we will respond to each Request for Waiver by the close of business (7:00 p.m. eastern standard time) on the second business day prior to the first day of the proposed pricing period. Unless we agree otherwise, no later than the first business day prior to the first day of the approved pricing period, we must receive good funds as directed on the Request for Waiver form and the Administrator must receive the approved Request for Waiver. You may call us toll-free at (888) 898-8601 for recorded information to find out if we are accepting Requests for Waiver for any given month and, in any such month, you may call us at (505) 989-1900 to obtain Request for Waiver forms.

     In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued or treasury shares directly from us or acquiring shares from third parties in the open market or in privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the applicant submitting the request, the extent and nature of such applicant's prior participation in the Plan, the number of shares of Common Stock held by such applicant and the aggregate amount of Cash Purchases for which Requests for Waiver have been submitted by all applicants. If such requests are submitted for any particular investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we, in our sole discretion, determine to be appropriate.

11. What additional provisions apply to Cash Purchases made pursuant to a Request for Waiver?

     Threshold Price.  In any month in which we decide to consider granting
     ---------------
Requests for Waiver, we may establish a minimum purchase price per share of Common Stock (the "Threshold Price") applicable to shares purchased directly from us pursuant to any Requests for Waiver that we approve in that month. We will establish any Threshold Price at our sole discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds. You may call us toll-free at (888) 898-8601 for recorded information to learn whether we have set a Threshold Price for any particular month and, if so, to obtain the amount. The Threshold Price will be a stated dollar amount that the average of the high and low sales prices of the Common Stock as quoted on the NYSE for each trading day of the relevant pricing period in any approved Request for Waiver must equal or exceed. We will exclude from such pricing period and from the determination of the purchase price of all Cash Purchases made pursuant to approved Requests for Waiver during such pricing period any trading day within such pricing period for which the Threshold Price is not satisfied. For each trading day of the relevant pricing period on which the Threshold Price is not satisfied, the Administrator will return a pro-rata portion of the Participant's investment funds to the Participant without interest. Thus, for example, if the Threshold Price is not satisfied for three trading days out of a twelve-day pricing period, then three-twelfths (i.e., 25%) of the Participant's investment funds will be returned to the Participant without interest. A "trading day" means any day on which trades in Thornburg Mortgage, Inc. are quoted on the NYSE.

     Waiver Discount.  In any month in which we decide to consider granting
     ---------------
Requests for Waiver, we may establish a Waiver Discount applicable to shares purchased directly from us pursuant to any Requests for Waiver that we approve in that month. The Waiver Discount will range from 0% to 5% and is subject to change for future investment periods, or complete discontinuance at our sole discretion, without prior notice to Participants, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. The Waiver Discount will apply uniformly to the full amount of all Cash Purchases made pursuant to approved Requests for Waiver for a particular investment date. You may call us toll-free at (888) 898-8601 for recorded information to learn whether we have set a Waiver Discount for any particular month and, if so, to obtain the rate.

     We will not establish a Threshold Price or Waiver Discount for shares that are not purchased directly from us. 12. How do you determine the discount rate for purchases of shares of Common Stock directly from the Company?

     At least three business days prior to the Cash Purchase Investment Date each month, we will determine the discount rate, if any, for shares purchased directly from us for Cash Purchases of $10,000 or less. We may change or discontinue such discount rate, which will range from 0% to 5%, at any time and without prior notice to Participants, after we review current market conditions, the level of participation in the Plan and our current and projected capital needs. We may establish a different Waiver Discount ranging from 0% to 5% for shares purchased from us for Cash Purchases exceeding $10,000 per month that we have approved pursuant to a Request for Waiver (see Question 11). You may call us toll-free at (888) 898-8601 for recorded information regarding the discount rates for Cash Purchases and dividend reinvestments, if any, as well as the Waiver Discount, if any.

13. Will I receive certificates for shares of Common Stock purchased under the Plan?

     No, because the Plan provides for share safekeeping. For your convenience, the Administrator will register shares of Common Stock purchased under the Plan in your name in non-certificated form and maintain them in your account, at no cost to you. Safekeeping protects your shares against loss, theft or accidental destruction. You may, however, request a stock certificate from the Administrator at any time, free of charge, for any of the whole shares of Common Stock in your account by writing a letter of instruction to the Administrator. Each certificate issued will be registered in the name or names in which the account is maintained, unless you otherwise instruct in writing. If the certificate is to be issued in a name other than the name on your account, you must have your signature guaranteed by a commercial bank or a broker. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in your account and will automatically be reinvested unless you specify otherwise to the Administrator, you withdraw from the Plan or the Plan is terminated.

     You may deposit currently held certificates registered in your name with the Administrator for credit under the Plan, at no cost to you, thus protecting your shares against loss, theft or destruction of the certificate. You may not pledge or assign shares of Company Stock credited to your account and any attempted pledge or assignment will be void. If you wish to pledge or assign shares of Company Stock credited to your account, you must first withdraw such shares from the account.

14. Can I transfer or give gifts of shares of Common Stock in my Plan account to others?

     Yes, you may transfer or give gifts of shares of Common Stock in your Plan account to anyone you choose by requesting a gift/transfer form from the Administrator, at any time and at no cost to you, and submitting the completed form to the Administrator.

15.  How do I sell shares of Common Stock in my Plan account?

     You can sell shares of Common Stock in your Plan account by contacting the Administrator. The Administrator will record sales orders on the date of receipt and process them as soon as practicable after receipt. The Administrator will send you a check for the proceeds of the sales less any applicable fees and any required tax withholdings. The Administrator will not issue you a check if the amount of the sale proceeds is less than the amount of the applicable fees. Currently, the Administrator charges a fee of $15.00 per transaction for the sale of full and/or fractional shares and a brokerage commission of $0.10 per share. All fees are subject to change at any time.

16.  How can I vote shares of Common Stock in my Plan account?

     You will receive proxy materials for all shares of Common Stock, full and fractional, in your Plan account. You may vote your shares either by designating the vote of such shares by proxy or by voting such shares in person at any meeting of Shareholders.

17. If the Company has a rights offering, stock split or stock dividend related to the Common Stock, how will my entitlement be computed?

     Any stock dividends or stock splits that we distribute on shares of Common Stock held for you by the Administrator will be credited to your Plan account. In the event that we initiate a rights offering to purchase additional shares of Common Stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Administrator in order to permit you to determine what action to take.

18.  What provisions are made for non-U.S. residents?

     Cash Purchases from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from U.S. investors. Each investor is responsible for reviewing the applicable laws of his or her country of residence prior to investing in our Common Stock. All dividends will be subject to withholding at the rate of 30%, subject to reduction under the terms of any applicable tax treaty provisions.

19.  How will I keep track of investments in my Plan account?

     The Administrator will send you a transaction notice confirming the details of each transaction you make and itemizing year-to-date investment activity, within a reasonable time after such transaction. The Administrator will also send you quarterly statements summarizing year-to-date investment activity in your account.

20.  What about taxes?

     You are responsible for any taxes which may be payable on dividends whether they are reinvested under the Plan or paid in cash. Additionally, under current tax rulings, your pro-rata portion of the trading fees that we pay to purchase shares in the open market and any purchase discounts will be considered taxable income to you. The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service (the "IRS") after each year-end, reporting all dividend income you received during the year on Company Stock, including any dividends reinvested, purchase discounts and pro rata portion of trading fees that we pay to acquire shares in the open market. See the discussion below under "Federal Income Tax Considerations" for more information regarding taxes.

21.  How can I terminate my participation in the Plan?

     You may withdraw entirely from the Plan by giving written notice of termination to the Administrator. The Administrator must receive your termination notice at least two business days prior to any dividend record date or Cash Purchase Investment Date to avoid the reinvestment of the current dividend or the investment of any funds received from you for Cash Purchases. The Administrator may terminate your account by mailing you a written notice. Upon any such termination, you will receive a certificate for the full shares of Common Stock held in your account and a check for any fractional shares based on the current market value less any brokerage commissions, transfer taxes and transaction fees. Thereafter, future dividends will be sent directly to you by check. If you so request, the Administrator will sell all shares of Common Stock held under the Plan, deduct applicable fees and deliver the proceeds to you. The Administrator will not issue you a check if the amount of the sale proceeds is less than the amount of the applicable fees. You will also receive the uninvested portion of any funds for Cash Purchases if the Administrator receives your termination notice prior to the date when the Administrator must pay for purchased shares of Common Stock.

     If you dispose of all shares of Company Stock represented by certificates registered in your own name, but do not give notice of termination under the Plan, the Administrator may continue to reinvest the dividends on the shares of Company Stock under the Plan until otherwise directed.

     If you change your address, you must notify the Administrator immediately. If you move to a state where the shares of Common Stock offered pursuant to the Plan are not registered or are exempt from registration under applicable securities laws, we may terminate your participation in the Plan.

22.  Can the Plan be amended, modified, suspended or terminated?

     We reserve the right to amend or modify the Plan at any time. We will send you a written notice of any amendments as soon as practicable after we make such amendment. We and the Administrator also reserve the right to change any administrative procedures of the Plan. The Administrator may appoint a successor administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation.

23.  What are the responsibilities of the Company and the Administrator?

     Neither we nor the Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Administrator, any claims of liability (1) arising out of failure to terminate any Participant's account upon such Participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's account and the times at which such purchases or sales are made.

     The Administrator will mail all notices to you at your last address of record, which will satisfy the Administrator's responsibility to give notice.

24.  What if I have questions about the Plan?

     You should direct any questions that you have regarding the Plan, your Plan account, the sale of shares held in your Plan account or the issuance of stock certificates to the Administrator as follows:

                    TMA Dividend Reinvestment and Stock Purchase Plan c/o American Stock Transfer & Trust Company
                    P.O. Box 922, Wall Street Station
                    New York, New York  10269-0560
                    Toll Free:  (877) 366-6442
                    E-mail:  info@amstock.com
                    Website:  www.amstock.com

     If you wish to contact us directly, you may write or call:

                    Thornburg Mortgage, Inc.
                    Dividend Reinvestment and Stock Purchase Plan
                    150 Washington Avenue, Suite 302
                    Santa Fe, New Mexico  87501
                    Telephone:  (505) 989-1900 or
                    Toll Free: (888) 898-8601 (recorded information regarding discount rates for Cash Purchases and dividend reinvestments as well as consideration of Requests for Waiver, Threshold Price and Waiver Discount)
                    Facsimile:   (505) 989-8156
                    E-mail:  investorrelations@thornburg.com
                             -------------------------------
                    Website:  www.thornburg.com

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the principal federal income tax considerations, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including considerations peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). The discussion is based on various rulings of the IRS regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. The following discussion is general information only, and Participants must consult their own tax advisors to determine the particular tax consequences to them that may result from participation in the Plan and the disposition of any shares of Common Stock purchased pursuant to the Plan.

     Reinvested Dividends. Participants in the dividend reinvestment feature of the Plan will be treated for federal income tax purposes as having received, on the Dividend Reinvestment Date, a distribution in an amount equal to the market price of the shares of Common Stock acquired with reinvested dividends (plus a pro rata portion of any brokerage cost incurred on open market purchases of the shares of Common Stock). When shares of Common Stock are purchased directly from us, the amount of the dividend will be the market price of the shares of Common Stock on the Dividend Reinvestment Date as described in Question #7 of this prospectus, even if the Participant has acquired such shares of Common Stock at a discount. In effect, the amount of the distribution for tax purposes will equal the amount of the cash dividend plus the amount of any discount on the purchase of the shares.

     Shares of Common Stock acquired for Participants in the Plan will have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a dividend. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the Dividend Reinvestment Date upon which the share of Common Stock was acquired.

     The reinvestment of dividends does not relieve the Participant of any income tax liability and will constitute a dividend to the same extent that a cash distribution would be so treated. Participants who are qualified pension or profit sharing plans or individual retirement accounts should be able to continue to exclude the reinvested dividends from unrelated business taxable income unless such Participants have borrowed to acquire their shares of Common Stock.

The Administrator will report to each Participant for tax purposes the dividends to be credited to his or her account as well as any discounts or costs that we have incurred in connection with such purchases. Such information will also be furnished to the IRS to the extent required by law. In addition, the Internal Revenue Code of 1986, as amended, imposes certain reporting obligations on brokers and other intermediaries. As a result, the Administrator will be required to report to the IRS and the Participant any sale of Common Stock that it undertakes on behalf of a Participant.

     Cash Purchases. The IRS has taken the position that shareholders who participate in optional cash purchases of REIT stock will not be treated as receiving a dividend equal to any discount unless such shareholders also participate in the reinvestment of dividends under the REIT's dividend reinvestment plan. Therefore, Participants who elect dividend reinvestment under the Plan will be treated as having received a distribution upon the purchase of Cash Purchases in an amount equal to the excess, if any, of the market price of the shares of Common Stock on the date on which they were acquired (plus a pro rata portion of the brokerage cost incurred in open market purchases) over the amount of the Cash Purchases. Such shares of Common Stock will have an initial tax basis equal to the market price of the shares of the Cash Purchases plus the amount of dividend income recognized as a result of any discount purchase. The holding period for a share of Common Stock (including fractions thereof) generally begins on the day after the date that the share of Common Stock was acquired.

     Participants making Cash Purchases but who do not elect dividend reinvestment under the Plan will take a tax basis in the purchased Common Stock equal to the actual purchase price paid by the Participant.

                              PLAN OF DISTRIBUTION

     Except to the extent the Administrator purchases Common Stock in open market transactions, we will sell directly to the Administrator the shares of Common Stock acquired under the Plan. We may sell Common Stock to shareholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Requests for Waiver granted with respect to the Cash Purchase feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE. The difference between the price such owners pay us for Common Stock acquired under the Plan, after deduction of any applicable discount, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any applicable discount from the market price of Common Stock acquired from us under the Plan.

     We will pay all fees and service charges in connection with shares of Common Stock purchased directly from us. We will pay brokerage commissions and related expenses of up to 5% of the relevant market price incurred in connection with open market purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Administrator (if such resale is made by the Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 USE OF PROCEEDS

     We do not know the total number of shares of our Common Stock that ultimately will be purchased under the Plan or the prices at which such shares will be sold. We intend to use the net proceeds that we receive from the sale of any shares purchased directly from us for general corporate purposes. The primary purpose for which we will use such proceeds is the acquisition of ARM assets. We may also use the proceeds for other general corporate purposes such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short term indebtedness.

                                 INDEMNIFICATION

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             LIMITATION OF LIABILITY

     The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

                                  LEGAL OPINION

     Jeffers, Shaff & Falk, LLP, Irvine, California will pass upon the validity of the Common Stock offered under the Plan. Michael B. Jeffers, a member of Jeffers, Shaff & Falk, LLP, is our Secretary, and as of June 21, 2002, owns 50,645 shares of Common Stock, and holds 41,253 dividend equivalent rights and 11,422 phantom stock rights. Mr. Jeffers also owns 1% of the common stock of Thornburg Mortgage Advisory Corporation, our manager.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may inspect and copy such reports, proxy statements and other information at the public reference facilities that the Commission maintains in the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the Commission at 800-SEC-0330 for further information. This material can also be obtained from the Commission's website at http://www.sec.gov. All reports, proxy statements and other information that we filed with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005 or by visiting our website at www.thornburg.com. Information contained on our website
                        -----------------
is not, and should not be interpreted to be, a part of this prospectus.

     We have filed a registration statement, of which this prospectus is a part, under the Securities Act, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the accompanying exhibits for further information. This prospectus is qualified in its entirety by such other information.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated herein by reference:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;
     o    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2002;
     o    Our Current Report on Form 8-K filed on February 12, 2002;
     o    Our Current Report on Form 8-K filed on February 19, 2002; and
     o The description of our Common Stock included in our registration statement on Form 8-A, as amended.

     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

     Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

     You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website at www.thornburg.com.
                              -----------------

                                   SCHEDULE A

                 CALENDAR FOR CASH PURCHASES OF $10,000 OR LESS*

                 ---------------------    ----------------------
                     Cash Purchase            Cash Purchase
                       Due Date              Investment Date
                 ---------------------    ----------------------

                   June 7, 2002             June 26, 2002
                   July 10, 2002            July 29, 2002
                   August 9, 2002           August 28, 2002
                   September 9, 2002        September 26, 2002
                   October 10, 2002         October 29, 2002
                   November 7, 2002         November 26, 2002
                   December 9, 2002         December 27, 2002
                   January 9, 2003          January 29, 2003
                   February 6, 2003         February 26, 2003
                   March 10, 2003           March 27, 2003
                   April 8, 2003            April 28, 2003
                   May 8, 2003              May 28, 2003
                   June 9, 2003             June 26, 2003
                   July 10, 2003            July 29, 2003
                   August 8, 2003           August 27, 2003
                   September 9, 2003        September 26, 2003
                   October 10, 2003         October 29, 2003
                   November 6, 2003         November 25, 2003
                   December 9, 2003         December 29, 2003
                   January 8, 2004          January 28, 2004
                   February 5, 2004         February 25, 2004
                   March 10, 2004           March 29, 2004
                   April 8, 2004            April 28, 2004
                   May 7, 2004              May 26, 2004
                   June 9, 2004             June 28, 2004
                   July 9, 2004             July 28, 2004
                   August 10, 2004          August 27, 2004
                   September 9, 2004        September 28, 2004
                   October 8, 2004          October 27, 2004
                   November 8, 2004         November 26, 2004
                   December 8, 2004         December 28, 2004
                 ---------------------    ----------------------


                      CALENDAR FOR DIVIDEND REINVESTMENTS*

             --------------------------   --------------------------
             Record Date                  Dividend Reinvestment Date
             --------------------------   --------------------------
             August 5, 2002               August 19, 2002
             November 5, 2002             November 18, 2002
             February 5, 2003             February 18, 2003
             May 5, 2003                  May 19, 2003
             August 5, 2003               August 18, 2003
             November 5, 2003             November 17, 2003
             February 3, 2004             February 17, 2004
             May 5, 2004                  May 17, 2004
             August 4, 2004               August 17, 2004
             November 3, 2004             November 17, 2004
             --------------------------   --------------------------

*These are anticipated dates, which are subject to change at our sole discretion.

                                     PART II

Item 14. Other Expenses of Issuance and Distribution:

              Registration fee .................   $    14,749.44
              Listing fees .....................        58,300.00
              Legal fees and expenses* .........        15,000.00
              Accounting fees and expenses* ....        10,000.00
              Printing expenses* ...............         8,650.00
              Miscellaneous expenses* ..........         5,000.00

              Total expenses ...................   $   111,699.44
                                                       ==========

 *estimated expenses

Item 15. Indemnification of Directors and Officers

     Maryland General Corporation Law provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as an affiliate, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("Affiliate"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the Affiliate was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the Affiliate actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the Affiliate had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the Affiliate in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the Affiliate shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the Affiliate has met the applicable standard of conduct. The Affiliate must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for, Affiliates.

     Our Articles of Incorporation provide for indemnification of our officers and directors and eliminate the liability of any of our directors or officers to us or our shareholders for money damages to the fullest extent permitted by Maryland law.

Item 16. Exhibits.

3.1      Articles of Incorporation*

3.1.1    Articles of Amendment to Articles of Incorporation dated June 29, 1995*

3.1.3    Amendment to Articles of Incorporation dated April 27, 2000*

3.1.4    Amendment to Articles of Incorporation dated  April 29, 2002*

3.2      Amended and Restated Bylaws*

3.2.1.1  Amendment to the Amended and Restated Bylaws dated July 15, 1999*

3.2.1.2  Amendment to the Amended and Restated Bylaws dated October 22, 2001*

4.3      Specimen Common Stock Certificate*

5.1      Opinion of Jeffers, Shaff & Falk, LLP

8.1 Opinion of Jeffers, Shaff & Falk, LLP; regarding tax matters (included in Exhibit 5.1)

23.1     Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 5.1)

23.2     Consent of PricewaterhouseCoopers LLP

24.1     Power of Attorney (included on signature page)

99.1     Dividend Reinvestment and Stock Purchase Plan Brochure

99.2     Authorization Form

99.3     Request for Waiver Form

*Previously filed.

Item 17. Undertakings

     A.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  EXHIBIT INDEX

Exhibit
-------

3.1      Articles of Incorporation*

3.1.1    Articles of Amendment to Articles of Incorporation dated June 29, 1995*

3.1.3    Amendment to Articles of Incorporation dated April 27, 2000*

3.1.4    Amendment to Articles of Incorporation dated April 29, 2002*

3.2      Amended and Restated Bylaws*

3.2.1.1  Amendment to the Amended and Restated Bylaws dated July 15, 1999*

3.2.1.2  Amendment to the Amended and Restated Bylaws dated October 22, 2001*

4.3      Specimen Common Stock Certificate*

5.1      Opinion of Jeffers, Shaff & Falk, LLP

8.1 Opinion of Jeffers, Shaff & Falk, LLP; regarding tax matters (included in Exhibit 5.1)

23.1     Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 5.1)

23.2     Consent of PricewaterhouseCoopers LLP

24.1     Power of Attorney (included on signature page)

99.1     Dividend Reinvestment and Stock Purchase Plan Brochure

99.2     Authorization Form

99.3     Request for Waiver Form

*Previously filed.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on June 26, 2002.

                                    THORNBURG MORTGAGE, INC.


                                    By:    /s/ Larry A. Goldstone
                                       -----------------------------------------
                                           Larry A. Goldstone
                                           President and Chief Operating Officer

     Each person whose signature appears below hereby authorizes Garrett Thornburg and Larry A. Goldstone, and either of them, each with full power of substitution, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Name                             Title                      Date
          ----                             -----                      ----

                                  Chairman of the Board and       June __, 2002
-------------------------------   Chief Executive Officer
Garrett Thornburg

/s/ Larry A. Goldstone            President, Chief Operating      June 26, 2002
-------------------------------   Officer and Director
Larry A. Goldstone

/s/ Richard P. Story              Executive Vice President,       June 26, 2002
-------------------------------   Chief Financial Officer,
Richard P. Story                  Treasurer and Director

/s/ Joseph H. Badal               Executive Vice President,       June 26, 2002
-------------------------------   Single Family Residential
Joseph H. Badal                   Lending and Director

/s/ David A. Ater                 Director                        June 26, 2002
-------------------------------
David A. Ater

/s/ Owen M. Lopez                 Director                        June 26, 2002
-------------------------------
Owen M. Lopez

/s/ James H. Lorie                Director                        June 26, 2002
-------------------------------
James H. Lorie

/s/ Stuart C. Sherman             Director                        June 26, 2002
-------------------------------
Stuart C. Sherman

/s/ Ike Kalangis                  Director                        June 26, 2002
-------------------------------
Ike Kalangis

/s/ Francis I. Mullin, III        Director                        June 26, 2002
-------------------------------
Francis I. Mullin, III